United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2011

OCZ Technology Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34650	04-3651093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 6373 San Ignacio Avenue
San Jose, California 95119
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 733-8400

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2011 OCZ Technology Group, Inc. (the “Company”) appointed Ralph Schmitt, age 51, to its Board of Directors to serve as an independent non-executive director.  Since 2008, Mr. Schmitt has served as the President and Chief Executive Officer of PLX Technology, Inc., a global provider of semiconductor-based connectivity solutions primarily targeting the enterprise and consumer markets.  Mr. Schmitt has also chaired the GSA Emerging Company Council since 2010.  During 2008, Mr. Schmitt consulted with a variety of venture capitalists, and acted as the Chief Executive Officer of Legend Silicon, a privately funded Chinese terrestrial digital TV semiconductor company.  From 2005 through 2007, Mr. Schmitt was the Chief Executive Officer of Sipex Corporation, an analog semiconductor company that merged with Exar Corporation in 2007, where he was appointed Chief Executive Officer.  From 1999 to 2005, Mr. Schmitt served in various capacities, including, executive vice president of Sales, Marketing, and Business Development for Cypress Semiconductor (“Cypress”), a semiconductor company.  Mr. Schmitt has served on the boards of directors at various Cypress subsidiaries and other privately held semiconductor and systems companies.  Mr. Schmitt holds a Bachelors of Science in Electrical Engineering from Rutgers University.

Mr. Schmitt is expected to enter into the Company’s standard form of indemnity agreement for its directors and executive officers.

There is no arrangement or understanding pursuant to which Mr. Schmitt was selected as a director. There are no related party transactions between the Company and Mr. Schmitt that are reportable under Item 404(a) of Regulation S-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCZ Technology Group, Inc.

By:	/s/ Arthur F. Knapp, Jr.
Arthur F. Knapp, Jr. Chief Financial Officer

Date:       April 25, 2011